Exhibit 21

FuelCell Energy, Inc.

Subsidiaries of the Registrant

Entity Name	State / Country of Incorporation
FCE FuelCell Energy, Ltd. *	Canada
Alliance Star Energy, LLC **	California
UCI Fuel Cell, LLC *	Delaware
UB Fuel Cell, LLC *	Connecticut
DFC-ERG Milford, LLC *	Delaware
DFC ERG CT, LLC *	Connecticut
FuelCell Energy Finance, LLC *	Connecticut
Long Beach Clean Energy, LLC *	New York
FuelCell Energy Solutions GmbH ***	Germany
FCE Korea, Ltd. *	South Korea
Versa Power Systems, Inc.	Delaware
Versa Power Systems, Ltd.	Canada
Waterbury Renewable Energy, LLC	Delaware

* These entities are wholly-owned subsidiaries of FuelCell Energy, Inc.
** This entity is a joint venture with Alliance Power, Inc. FuelCell Energy, Inc. has an 80% ownership interest in this entity.
*** This entity is a joint venture with Fraunhofer IKTS. FuelCell Energy, Inc. has an 86% ownership interest in this entity.